Exhibit 99.1

Calgon Carbon Announces Fourth Quarter and 2013 Results

PITTSBURGH--(BUSINESS WIRE)--February 19, 2014--Calgon Carbon Corporation (NYSE: CCC) announced results for the fourth quarter and year ended December 31, 2013.

Income from operations for the fourth quarter of 2013 was $15.8 million versus $14.7 million for the comparable period in 2012, reflecting the Company’s comprehensive profit improvement program. Net income for the fourth quarter of 2013 was $11.0 million or $0.20 per common share on a fully diluted basis, versus $9.1 million, or $0.16 per common share on a fully diluted basis, for the fourth quarter of 2012.

Net sales for the fourth quarter of 2013 were $133.1 million, as compared to sales of $141.8 million, a 6.1% decrease primarily driven by lower sales of activated carbon in Asia, including Japan, and lower demand for mercury removal carbon in the U.S. This is discussed below in the Activated Carbon and Service segment. Currency translation had a $1.6 million negative impact on sales for the fourth quarter due to the stronger U.S. dollar.

For the fourth quarter of 2013, sales for the Company’s Activated Carbon and Service segment were $116.3 million versus $127.2 million for the fourth quarter of 2012, an 8.6% decrease. Lower demand for granular activated carbon (GAC) for drinking water in Asia; earlier than expected deliveries of GAC in Japan; and lower pricing for powdered activated carbon for mercury removal were partially offset by increased demand for activated carbon products and services in the environmental water treatment market.

Equipment sales increased by 12.4% in the fourth quarter of 2013 versus the comparable quarter of 2012, principally due to higher revenue from carbon adsorption equipment.

For the fourth quarter of 2013, Consumer segment sales decreased $0.7 million, or 25.1%, as compared to the fourth quarter of 2012.

Net sales less the cost of products sold as a percentage of net sales for the fourth quarter of 2013 was 34.3%, versus 31.2% for the fourth quarter of 2012. The increase was attributable to improved virgin carbon manufacturing plant maintenance costs and performance, as well as a favorable product mix in the fourth quarter of 2013. Higher pricing on certain activated carbon products and services also contributed to the increase.

Selling, administrative and research expenses for the fourth quarter of 2013 were $22.2 million versus $20.5 million for the comparable period of 2012. The 8.4% increase was primarily the result of higher employee-related expenses.

Results for the fourth quarter of 2012 included restructuring charges of $2.3 million.

In the fourth quarter of 2013 the Company initiated an open market stock repurchase program that concluded on February 12, 2014. Under this program the Company purchased 928,700 shares of Calgon Carbon stock at an average price of $20.39.

Net sales for the year ended December 31, 2013, were $547.9 million, a 2.5% decrease over the comparable period in 2012, principally due to lower revenue recognition on ballast water treatment systems and lower sales of activated carbon for mercury removal. In addition, foreign currency translation had an $11.6 million negative impact on sales due to the stronger U.S. dollar.

For the year ended December 31, 2013, the Company reported income from operations of $68.9 million versus $39.9 million for the year ended December 31, 2012. Net income for the year ended December 31, 2013, was $45.7 million versus $23.3 million for the year ended December 31, 2012. Results for the year ended December 2012 included a $10.2 million restructuring charge. Earnings per common share on a fully diluted basis were $0.84 for the year ended December 31, 2013, as compared to $0.41 per common share for the year ended December 31, 2012.

Commenting on the results, Randy Dearth, Calgon Carbon’s President and Chief Executive Officer, said, “I am pleased with our accomplishments in the fourth quarter as they represent continuing progress in our efforts to grow shareholder value. We achieved significant improvement in profitability despite a challenging sales environment in certain markets and the negative impact of a strong U.S. dollar. We also utilized our balance sheet to increase value by conducting an open market share repurchase program. In addition, our Board approved $85 million for 2014 capital spending that should increase carbon production capacity and reduce costs.

“Going forward we intend to build on this success. We will continue our cost improvement initiatives as we prepare to capitalize on opportunities for top-line growth from environmental regulations for mercury removal from coal-fired power plants and for ballast water treatment.”

Pure Water. Clean Air. Better World.
Calgon Carbon Corporation (NYSE:CCC) is a global leader in innovative solutions, high quality products and reliable services designed to protect human health and the environment from harmful contaminants in water, and air. As a leading manufacturer of activated carbon, with broad capabilities in ultraviolet light disinfection, the Company provides purification solutions for drinking water, wastewater, pollution abatement, and a variety of industrial and commercial manufacturing processes.

Calgon Carbon is the world’s largest producer of granular activated carbon and supplies more than 100 types of activated carbon products - in granular, powdered, pelletized and cloth form – for more than 700 distinct applications. Headquartered in Pittsburgh, Pennsylvania, Calgon Carbon Corporation employs approximately 1,100 people at more than 15 manufacturing, reactivation, and equipment facilities in the U.S., Asia, and in Europe, where Calgon Carbon is known as Chemviron Carbon. The company also has more than 27 sales and service centers throughout the world.

For more information about Calgon Carbon’s leading activated carbon and ultraviolet technology solutions for municipalities and industries, visit www.calgoncarbon.com.

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, availability of capital and environmental requirements as they relate both to our operations and to our customers, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors.

Calgon Carbon Corporation
Condensed Consolidated Statements of Comprehensive Income
(Dollars in thousands except per share data)
(Unaudited)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Net Sales	$133,092	$141,777	$547,939	$562,255

Cost of Products Sold (Excluding Depreciation)	87,489	97,556	366,962	392,382

Depreciation and Amortization	7,539	6,609	28,938	26,320

Selling, Administrative & Research	22,240	20,517	82,995	93,370

Restructuring	-	2,253	(129)	10,211

Environmental and Litigation	18	130	284	111

	117,286	127,065	479,050	522,394

Income from Operations	15,806	14,712	68,889	39,861

Interest Expense - Net	(37)	(54)	(326)	(45)

Other Income (Expense) - Net	200	(674)	(1,364)	(2,480)

Income Before Income Tax Provision	15,969	13,984	67,199	37,336

Income Tax Provision	4,925	4,881	21,486	14,064

Net Income	$11,044	$9,103	$45,713	$23,272

Other Comprehensive Income (Loss), Net of Tax
Foreign Currency Translation	661	(257)	(305)	1,197
Derivatives	256	290	424	854
Employee Benefit Plans	13,510	(3,990)	15,268	(5,061)

Comprehensive Income	$25,471	$5,146	$61,100	$20,262

Net Income per Common Share
Basic	$.20	$.16	$.85	$.41
Diluted	$.20	$.16	$.84	$.41

Weighted Average Shares Outstanding (Thousands)
Basic	54,265	55,390	53,898	56,304

Diluted	55,160	55,837	54,671	56,836

Calgon Carbon Corporation

Segment Data (unaudited):
(in thousands)

Segment Sales	4Q13	4Q12	YTD 2013	YTD 2012

Activated Carbon and Service	$116,345	$127,194	$482,278	$485,755
Equipment	13,306	11,833	54,935	66,050
Consumer	3,441	2,750	10,726	10,450

Net Sales	$133,092	$141,777	$547,939	$562,255

Segment
Operating Income (loss)*	4Q13	4Q12	YTD 2013	YTD 2012

Activated Carbon and Service	$22,855	$24,177	$96,411	$71,906
Equipment	(274)	(1,203)	(1,133)	2,054
Consumer	764	600	2,420	2,432

Income from Operations *	$23,345	$23,574	$97,698	$76,392

* Before depreciation and amortization and restructuring.

Calgon Carbon Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)
(Unaudited)

	December 31,	December 31,
	2013	2012

Assets

Current assets:

Cash and cash equivalents	$32,942	$18,161

Receivables	96,996	101,918

Inventories	109,517	107,166

Other current assets	41,995	45,961

Total current assets	281,450	273,206

Property, plant and equipment, net	266,849	262,993

Other assets	41,779	41,570

Total assets	$590,078	$577,769

Liabilities and Shareholders' Equity

Current liabilities:

Short-term debt	$2,172	$19,565

Other current liabilities	80,024	96,085

Total current liabilities	82,196	115,650

Long-term debt	32,114	44,408

Other liabilities	59,263	66,414

Total liabilities	173,573	226,472

Total shareholders' equity	416,505	351,297

Total liabilities and shareholders' equity	$590,078	$577,769

CONTACT:
Calgon Carbon Corporation
Gail A. Gerono, 412-787-6795
Vice President – Investor Relations and Communications
ggerono@calgoncarbon-us.com